Exhibit (d)(13)(b)

PACIFIC FUNDS SERIES TRUST

AMENDMENT TO THE

AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment, made effective as of March 30, 2015, to the Amended and Restated Subadvisory Agreement made the 1st day of January, 2014 (the “Agreement”), by and among OppenheimerFunds, Inc., a Colorado corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (the “Trust”) formerly named Pacific Life Funds. The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser, and Trust (together, the “Parties”) are parties to the Agreement;

WHEREAS, the Trust has changed its name from Pacific Life Funds to Pacific Funds Series; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1. In the first line of subsection 16(a), the reference to “and Pacific Life Funds” is hereby changed to the following:

“Pacific Funds Series Trust” and “Pacific Funds”

2. All references in the Agreement to “PL Main Street Core Fund” and “PL Emerging Markets Fund” are hereby changed to “PF Main Street Core Fund” and “PF Emerging Markets Fund.”

3. The following is added to the end of subsection 2(d):

Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes resulting in a trade error, Subadviser shall be responsible for any resulting loss directly incurred by a Fund. For the avoidance of doubt, the Subadviser’s reimbursement shall be limited to direct and actual losses only, and shall not include any speculative losses.

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4. Subsection 2(e) is replaced with the following:

(e) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i. promptly notifying the Investment Adviser in the event the value of any holding of the Fund does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii. verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, prior to 7 PM Eastern Time on a same day that the Fair Valuation Event occurs;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made reasonably available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the reasonable request of the Investment Adviser or custodian, provide reasonable assistance in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon reasonable request. Such records shall be deemed to be both Trust records and records of the Subadviser.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(e) of this Agreement that directly results in the Fund having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy as an impact to NAV of one cent or more), Subadviser shall be responsible for any resulting loss incurred by the Trust only to the extent such loss was directly caused by the Subadviser’s late reported (or non-reported) Fair Valuation Event.

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5. The following is added as new subsection 2(z):

(z) will (i) identify each position in a Fund that may appear on the SEC’s published list of registered Business Development Companies (“BDCs”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any such BDC positions, and (iii) provide other information (and only to the extent the Subadviser has readily available information), upon reasonable request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

6. The following is added as new subsection 2(aa):

(aa) will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Upon reasonable request, Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP that specifically pertains to the performance of the Subadviser services hereunder, including a plan summary as well as a summary of the results of any recent and relevant BCP testing.

7. The following is added as new subsection 2(bb):

(bb) upon reasonable request, will provide a list of broker-dealers (including contact names and contact information) used to execute Fund trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. The Subadviser agrees that it use reasonable efforts to refrain from executing Fund trades with a foreign broker without obtaining a Form W-8 from such broker.

8. Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

OPPENHEIMERFUNDS, INC.

By:	/s/ Lamar Kunes	By:	/s/ Laura Taylor
	Name: Lamar Kunes		Name: Laura Taylor
	Title: SVP		Title: SVP

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: SVP, Fund Advisor Operations		Title: Secretary

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: Senior Vice President		Title: Secretary

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